November 16, 2004

Contact:
Michael Lambert
Vice President, Director of Marketing
Phone 717-735-5558

FOR IMMEDIATE RELEASE

Sterling Financial Corporation announces quarterly dividend

LANCASTER, PA – The Board of Directors of Sterling Financial Corporation (NASDAQ:SLFI) declared a $0.16 per share cash dividend on November 16, 2004. This dividend is payable on January 3, 2005 to shareholders of record December 15, 2004.

This $0.160 dividend per share represents an 11.1% increase over the $0.144 dividend paid in January 2004. All dividend per share information has been restated for the 5-for-4 stock split, effected in the form of a 25% stock dividend, paid on February 20, 2004.

Sterling Financial Corporation is a family of financial services organizations that operates 57 banking locations in south central Pennsylvania, northern Maryland, and northern Delaware, through its affiliate banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East, Bank of Lebanon County, PennSterling Bank, and Delaware Sterling Bank. As of September 30, 2004, total assets of Sterling Financial Corporation were approximately $2.452 billion. In addition to its banking affiliates, Sterling’s affiliates include Town and Country Leasing, LLC, Lancaster Insurance Group, LLC, Equipment Finance LLC (a specialty commercial finance company), Sterling Financial Settlement Services LLC, Sterling Financial Trust Company and Church Capital Management LLC (a registered investment advisor) with combined assets under management of $1.7 billion, Bainbridge Securities, Inc. (a securities broker/dealer) and StoudtAdvisors (an employee benefits consulting and brokerage firm).

In June 2004, Sterling announced that it entered into a definitive agreement to acquire The Pennsylvania State Banking Company, based in Camp Hill, Pennsylvania. The acquisition of The Pennsylvania State Banking Company will provide Sterling an entrance into Cumberland and Dauphin, Pennsylvania, and will add over $200 million in assets. The acquisition of The Pennsylvania State Banking Company is expected to be completed in December 2004.

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the timing of the proposed merger with The Pennsylvania State Banking Company being delayed, costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved, the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

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